Exhibit 99.1

Clarient Completes Purchase of Assets from Trestle Holdings, Inc.

ALISO VIEJO, Calif., (September 25, 2006) — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced today that it has completed the purchase of substantially all of the assets of Trestle Holdings, Inc. (“Trestle”) (OTC Bulletin Board: TLHO).  The acquired assets include all customer contracts, accounts receivable, current product line and inventory, manufacturing capabilities, and high speed scanning technology and related intellectual property.

This purchase strategically positions Clarient as a leading provider in the anatomical pathology market; integrating image analysis, high speed scanning capabilities and virtual microscopy into one offering. Complementing Clarient’s current proprietary Automated Cellular Image Analysis Systems (ACIS(R)) with Trestle’s technology enables Clarient to cover virtually all of the pathology samples needing anatomical laboratory analysis.

“We are extremely pleased having completed the Trestle asset acquisition. The newly acquired intellectual property and products will add value to both our Technology and Services businesses,” commented Ron Andrews, Clarient’s President and CEO.  “Our goal is to provide community pathologists access to the highest quality advanced cancer testing in the market via the most dynamic virtual interface and capabilities in the industry. We believe that the combination of Clarient’s strong portfolio with the Trestle intellectual property will position us well for the future.”

The $3.0 million purchase price for the Trestle assets was approximately $2.8 million in cash and the assumption of approximately $200,000 of liabilities.  The purchase was funded with cash received from an affiliate of Safeguard Scientifics, Inc. (“Safeguard”), Clarient’s principal stockholder.  Safeguard purchased approximately 4,162,042 shares of Clarient common stock for an aggregate purchase price of $3.0 million.  In addition, Clarient issued to Safeguard’s affiliate warrants to purchase an additional 624,306 shares of common stock at an exercise price of approximately $0.98, representing a 15% premium to the 10-day trailing average closing share price of Clarient’s common stock immediately prior to the closing of the Clarient/Trestle transaction.

The shares of Clarient common stock and the warrant issued to Safeguard were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

About Clarient Inc.

Clarient (www.clarientinc.com) combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The company was formed in 1996 to develop and market the ACIS(R) Automated Cellular Imaging System™, an important advancement in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein by Mr. Andrews and statements regarding Clarient, Inc., including its acquisition of Trestle assets, contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s  actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to obtain additional financing on acceptable terms or at all, and other risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Charlene Lu
Clarient, Inc.

949.425.5821